“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $351.1 MILLION FOR THE THIRD QUARTER OF FISCAL 2009 ENDED
DECEMBER 27, 2008

Same-store sales overall increased 4.2% and same-store sales for non-Texas stores increased 4.4%

COMMERCE, California – January 8, 2009 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $351.1 million for the third quarter of fiscal 2009 ended December 27, 2008.  This represents an increase of 8.0% over total sales of $325.0 million for the same quarter last year.  The Company is continuing to report a breakdown of its sales for its non-Texas and Texas operations because the Company previously announced that it will exit the Texas market.  For the Company’s non-Texas operations, retail sales in the third quarter of fiscal 2009 were $307.3 million compared to $281.5 million in the same quarter last year.  Retail sales for the Company’s Texas operations in the third quarter of fiscal 2009 were $33.7 million versus $33.1 million in the third quarter of last year.  The third quarter of fiscal 2009 contained 91 selling days compared to 92 selling days in the third quarter of fiscal 2008 due to the Company’s change to a weekly fiscal calendar in fiscal 2009 from a monthly calendar in fiscal 2008.

The Company's same-store sales for the 91 days ended Saturday, December 27, 2008, increased 4.2% versus the 91 days ended Saturday, December 29, 2007.  For the Company’s non-Texas operations, same-store sales were up 4.4% for this period, with the number of same-store-sales transactions increasing 1.8% and average transaction up 2.5% to $9.90 compared to $9.66 for the comparable period last year.  Same-store sales for the Company’s Texas operations were up 2.5% for this period.

For the first three quarters of fiscal 2009 ended December 27, 2008, total sales were $973.8 million, up 7.1% versus $908.9 million for the nine months ended December 31, 2007.  For the Company’s non-Texas operations, retail sales in the first three quarters of fiscal 2009 ended December 27, 2008 were $849.2 million compared to $791.0 million for the first three quarters of the prior fiscal year.  Retail sales in the first three quarters of fiscal 2009 for the Company’s Texas operations were $93.9 million compared to $87.1 million in the first three quarters of fiscal 2008.  The first three quarters of fiscal 2009 had 273 days versus 275 days for fiscal 2008 due to the Company’s change to a weekly fiscal calendar in fiscal 2009 from a monthly calendar in fiscal 2008.

The Company’s same-store sales for the first three quarters of fiscal 2009 ended December 27, 2008 were up 2.9% compared to the same period in the prior year.  For the Company’s non-Texas operations, same-store sales were up 2.8% for the first three quarters of fiscal 2009 ended December 27, 2008.  Same-store sales for the Company’s Texas operations were up 3.0% in the first three quarters of fiscal 2009.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our solid third quarter sales performance, which underscores the strength of our business model and ability to attract new customers and achieve strong sales results in a challenging consumer economic environment.  The increase in traffic from new and existing shoppers helped lead to an increase in both average ticket and the number of transactions in the third quarter.  We believe that a growing number of shoppers are attracted to our deep value proposition and turning to our stores for more of their everyday household needs including many perishable and other consumable items.”

Mr. Schiffer continued, “In the third quarter, our sales growth was due to increases in perishable foods, beverage, and other grocery category sales, which are lower than average margin categories for our stores.  While our variable pricing, cost control initiatives and improvements in shrinkage are having a significant positive impact on our margins, these improvements are being partially offset by the year-over-year sales mix shifting towards lower margin grocery items.  Overall, we believe that these shifts can be managed to meet our target gross margin levels.”

“We remain intensely focused on continuing to build upon our positive sales momentum and improving operating efficiencies and profitability as we enter our fourth quarter,” added Mr. Schiffer.  “For year-over-year quarterly comparison in the fourth quarter of fiscal 2009, it is important to note that our same-store sales will be negatively impacted due to an Easter holiday shift, which is one of our largest sales holidays.  Easter will shift from the third weekend of the fourth quarter in fiscal 2008 to the second weekend in the first quarter of fiscal 2010, resulting in only a small portion of Easter sales occurring during the last week of the fourth quarter of fiscal 2009, as compared to all of Easter sales occurring in the fourth quarter of fiscal 2008.  The magnitude of this shift is illustrated by the effect of this shift which occurred in our first quarter of fiscal 2009 ended June 28, 2008.  In that quarter, we had no Easter sales in the quarter and two weeks of Easter sales the prior year, and we announced same-store sales of negative 0.5% for the quarter overall and positive 1.7% for the 11 week period following the Easter shift.”

During the third quarter ended December 27, 2008, the Company opened three stores, all in California. Gross and saleable retail square footage at the end of the third quarter were 6.05 million and 4.76 million, respectively, an increase over last year of 5.5% in gross square footage and 5.6% in retail square footage.  Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the third quarter were 4.93 million and 3.88 million, respectively, an increase over last year of 7.2% and 7.1%, respectively.  As of December 27, 2008, the Company’s non-Texas operations consisted of 234 stores, up 8.3% compared to 216 stores as of December 31, 2007.  Gross and retail square footage for the Company’s 47 stores in Texas were 1.12 million and 0.88 million, respectively, a decrease of 1.0% and 0.5%, respectively. The Company plans to open two additional stores during the fourth quarter of fiscal 2009, including its 199th California store on January 22nd.

Historical Quarterly Retail Sales

	Non-Texas Sales	Non-Texas Same-Stores Sales % Change	Texas Sales	Texas Same-Stores Sales % Change	Total Sales	Total Same-Stores Sales % Change
Q3 FY09	$307.3	4.4%	$33.7	2.5%	$341.0	4.2%
Q2 FY09	$276.4	4.7%	$31.0	4.7%	$307.4	4.7%
Q1 FY09	$265.5	-0.6%	$29.2	0.8%	$294.7	-0.5%
Q4 FY08	$253.4	1.3%	$27.5	3.6%	$280.9	1.5%
Q3 FY08	$281.5	2.6%	$33.1	6.6%	$314.6	2.9%
Q2 FY08	$253.0	5.9%	$27.6	8.3%	$280.6	6.1%
Q1 FY08	$256.5	5.5%	$26.4	1.7%	$282.9	5.2%

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® operates 281 extreme value retail stores consisting of 198 stores in California, 47 in Texas, 24 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, new store openings and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.